Morgan Grenfell Micro Cap Fund - 10f-3
Transactions for Fourth Quarter 1999
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				Security Purchased		Comparison Security		Comparison Security
Issuer			SmarterKids.com, Inc.		eToys Inc.				Barnesandnoble.com

Underwriters		Hambrecht & Quist, US Bancorp Goldman Sachs, BancBoston 	Goldman, Merrill,
				Piper Jaffray, E*Offering 	Robertson Stephens, DLJ, 	Salomon Smith Barney,
				Corp, BancBoston Robertson 	Merrill Lynch, and others	Wit Capital, and others
				Stephens, DBAB, DLJ, Salomon
				Smith Barney, Adams Harkness
				& Hill, Advest, Gerard Klauer
				Mattison & Co, Legg Mason,
				Raymond James, Sands Brothers
				& Co, Tucker Anthony Clear

Years of continuous
operation, including
predecessors		>3					>3 years				> 3 years

Security 			SKDS					ETYS					BNBN

Is the affiliate a
manager or co-manager
of offering?		No					no					no

Name of underwriter
or dealer from
which purchased		Hambrecht & Quist 		n/a					n/a

Firm commitment
underwriting?		Yes					yes					yes

Trade date/Date
of Offering			11/23/1999				5/20/19999				5/25/1999

Total dollar amount
of offering sold
to QIBs			$-   					$-   					$-

Total dollar amount
of any concurrent
public offering		$63,000,000.00 			$166,400,000 			$450,000,000

Total				$63,000,000.00 			$166,400,000			$450,000,000

Public offering price	$14.00 				$20.00 		 		18.00

Price paid if other
than public offering
price	 			same 					n/a					n/a

Underwriting spread
or commission		$.98 (7%)				$1.35 (6.75%)			1.08 (6%)

Shares purchased		1,200 				n/a					n/a

$ amount of purchase	$16,800.00 				n/a					n/a

% of offering purchased
by fund			0.027%				n/a					n/a

% of offering purchased
by associated funds	0.042%				n/a					n/a

Total (must be less
than 25%)			0.069%				n/a					n/a

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